                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                         THE WET SEAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                               THE WET SEAL, INC.
                                 26972 BURBANK
                        FOOTHILL RANCH, CALIFORNIA 92610

                                                                     May 8, 1998

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626, at 10:00 a.m., on Tuesday, June 9, 1998.

    During the Annual Meeting the matters described in the accompanying Proxy Statement will be considered. In addition, there will be a report regarding the progress of the Company and there will be an opportunity to ask questions of general interest to you as a stockholder.

    I hope you will be able to join us at the Annual Meeting. Whether or not you expect to attend, you are urged to sign and return the enclosed proxy card in the envelope provided in order to make certain that your shares will be represented at the Annual Meeting.

                                          Sincerely,

                                          /s/ Irving Teitelbaum

                                          --------------------------------------

                                          IRVING TEITELBAUM
                                          CHAIRMAN OF THE BOARD

                               THE WET SEAL, INC.
                                 26972 BURBANK
                        FOOTHILL RANCH, CALIFORNIA 92610

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 9, 1998
                                   10:00 A.M.

                            ------------------------

    Notice is hereby given that the Annual Meeting (the "Annual Meeting") of Stockholders of The Wet Seal, Inc. (the "Company") will be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626, on Tuesday, June 9, 1998 at 10:00 a.m. to consider and vote upon:

    1. Election of a Board of Directors consisting of nine directors. The attached Proxy Statement, which is part of the Notice, includes the names of the nominees to be presented by the Board of Directors for election.

    2. Ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 1998.

    3. To transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has fixed the close of business on May 1, 1998 as the record date for determination of stockholders entitled to notice of, and to vote, at the Annual Meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during normal business hours, at the office of the Company for a period of ten days prior to the Annual Meeting.

    To assure that your shares will be represented at the Annual Meeting, please sign and promptly return the accompanying proxy card in the enclosed envelope. You may revoke your proxy at any time before it is voted.

                                          By Order of the Board of Directors

                                          /s/ Irving Teitelbaum

                                          --------------------------------------

                                          Stephen Gross
                                          SECRETARY

Dated: May 8, 1998

                               THE WET SEAL, INC.
                                 26972 BURBANK
                        FOOTHILL RANCH, CALIFORNIA 92610

                            ------------------------

                                PROXY STATEMENT
                                  JUNE 9, 1998

                            ------------------------

    This Proxy Statement is furnished by the Board of Directors of The Wet Seal, Inc., a Delaware Corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California on Tuesday, June 9, 1998 beginning at 10:00 a.m. and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon the election of nine directors; to ratify the Board of Directors' nomination of Deloitte & Touche LLP as the Company's independent auditors; and to consider any other business as may properly come before the Annual Meeting. This Proxy Statement and the accompanying proxy are being sent to stockholders of record on or about May 8, 1998.

                             VOTING BY STOCKHOLDERS

    Only holders of record of the Company's common stock, at the close of business on May 1, 1998, are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 10,669,578 shares of the Company's Class A Common Stock, $.10 par value, and 2,912,665 shares of the Company's Class B Common Stock, $.10 par value, issued, outstanding and entitled to vote. Class A Common Stock is entitled to one vote per share and, while both the Class A and Class B vote together as a single Class, the Class B Common Stock is entitled to two votes per share. According to the Company's Restated Certificate of Incorporation, stockholders may not cumulate their voting rights. Thus, the holders of a plurality of the shares voting at the Annual Meeting will be able to elect all of the directors. The ratification of independent auditors will require the affirmative vote of holders of a majority of the Common Stock entitled to vote thereon present in person or by proxy at the Annual Meeting.

    The shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in accordance with the instructions specified therein, or, in the absence of instructions, FOR items 1 and 2, and will be voted in accordance with the discretion of the proxies upon all other matters which may properly come before the Annual Meeting. Any proxy received by the Company may be subsequently revoked by the stockholder any time before it is voted at the meeting either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the meeting and voting in person. Pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against the matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a majority of the vote of the shares present and entitled to vote has been cast.

                             ELECTION OF DIRECTORS

DIRECTORS

    The Company's Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen. The size of the Company's Board is currently set at nine. The directors so elected will serve until the next Annual Meeting of Stockholders. Nine directors are to be elected at the Annual Meeting to be held on June 9, 1998. All of the nominees are currently directors of the Company. The Board knows of no reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

    The following table sets forth information regarding the nominees for director:

NAME AND AGE                                              PRINCIPAL OCCUPATION AND BACKGROUND
------------------------------------  ---------------------------------------------------------------------------

George H. Benter, Jr. ..............  Mr. George H. Benter, Jr. has been a director of the Company since 1990.
Age: 56                                Since May 1992, Mr. Benter has been President, Chief Operating Officer and a director of City National Bank. From 1965 until April 1992, Mr. Benter worked in various capacities with Security Pacific Corporation, culminating in the position of Vice Chairman. Prior to that time he held various positions with Security Pacific National Bank. He is also a director of Whittaker Corporation and The Seeley Company, a privately held commercial real estate brokerage service company.

Kathy Bronstein ....................  Ms. Kathy Bronstein was appointed the Company's Vice Chairman of the Board
Age: 46                                in March 1994. Since March 1992, she has also served as the Company's
                                       Chief Executive Officer. From March 1992 to March 1994, she was the
                                       Company's President. From January 1985 through March 1992, Ms. Bronstein was Executive Vice President and General Merchandise Manager and a
                                       director of the Company. Ms. Bronstein's primary responsibilities include formulating and directing the Company's expansion and overall merchandising and marketing strategies.

Stephen Gross (1) ..................  Mr. Stephen Gross has been the Secretary and a director of the Company
Age: 52                                since June 1984. Mr. Gross co-founded Suzy Shier Limited. Since 1967, he has been a director and an officer of Suzy Shier Limited, having served as
                                       President, Assistant Secretary and Treasurer since 1976. He has also been the General Merchandise Manager of Suzy Shier Limited since 1974. Mr.
                                       Gross also serves as President of Irwel Management Services Inc., a management consulting firm established in 1975.

Walter F. Loeb .....................  Mr. Walter F. Loeb has been a director of the Company since May 1993. He is
Age: 73                                President of Loeb Associates Inc., a New York-based retail consultancy company that has served a variety of domestic and international companies since its founding in February 1990. Mr. Loeb is also the publisher of
                                       "Loeb Retail Letter," a monthly analysis of the retail industry. He currently is a director of Federal Realty Investment Trust, Gymboree
                                       Corporation, Hudson's Bay Company, Mothers Work and The Warnaco Group,
                                       Inc.

NAME AND AGE                                              PRINCIPAL OCCUPATION AND BACKGROUND
------------------------------------  ---------------------------------------------------------------------------
Wilfred Posluns ....................  Mr. Wilfred Posluns has been a director of the Company since 1990. He is
Age: 66                                Managing Director of Cedarpoint Investments, Inc., a Toronto-based venture capital company. Mr. Posluns was the Chairman of the Board of Directors
                                       and Chief Executive Officer of Dylex Limited from July 1988 to August 1995 and President from 1976 through 1990. He was a member of the Board of
                                       Directors of Dylex Limited from 1966 to August 1995. On January 11, 1995,
                                       Dylex Limited filed for court protection under the Companies' Creditors
                                       Arrangement Act and emerged from protection under such Act in 1995. Mr.
                                       Posluns is a director of Radiology Corporation of America.

Gerald Randolph ....................  Mr. Gerald Randolph has been a director of the Company since July 1989. Mr.
Age: 79                                Randolph is a chartered accountant in Canada. He has been engaged in an outside professional capacity by Suzy Shier Limited from its inception in
                                       1967, having served as its independent auditor, until July 1989 when he was appointed Chief Financial Officer and a director of Suzy Shier
                                       Limited.

Alan Siegel ........................  Mr. Alan Siegel has been a director of the Company since 1990. Mr. Siegel
Age: 63                                has been a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld,
                                       L.L.P., which provides legal services to the Company, since August 1995.
                                       From 1987 to July 1995 he was a partner in the law firm of Baker &
                                       McKenzie. He is also a director of Thor Industries, Inc., Ermenegildo
                                       Zegna Corporation and Ascent Asset Management Advisory Services, Inc.

Irving Teitelbaum (1) ..............  Mr. Irving Teitelbaum has been Chairman of the Board and a director of the
Age: 59                                Company since June 1984. Mr. Teitelbaum is the co-founding President (in
                                       1967) and current Chairman and Chief Executive Officer of Suzy Shier
                                       Limited, a Canadian public company listed on the Toronto and Montreal
                                       Stock Exchanges, retailing women's apparel and lingerie in over 430 stores in Canada and the United Kingdom. Mr. Teitelbaum is also Chairman of La
                                       Senza PLC, a U.K. public company listed on the AIM market of the London
                                       Stock Exchange, retailing lingerie in over 50 stores and concessions in the United Kingdom. Mr. Teitelbaum also serves as President of First
                                       Canada Management Corp., a management consulting firm.

NAME AND AGE                                              PRINCIPAL OCCUPATION AND BACKGROUND
------------------------------------  ---------------------------------------------------------------------------
Edmond Thomas ......................  Mr. Edmond Thomas was appointed the Company's President in March 1994.
Age: 44                                Since June 1992, he has also served as the Company's Chief Operating
                                       Officer. His responsibilities include overseeing store operations, real estate, finance, management information systems, store construction and the central distribution center. Mr. Thomas became a director of the
                                       Company in August 1992. Prior to joining the Company, from May 1991 through June 1992, Mr. Thomas was President and Chief Operating Officer
                                       and a director of Domain, Inc., a Boston-based upscale home furnishings retailer. From November 1988 to May 1991, Mr. Thomas was President and
                                       Chief Financial Officer of Foxmoor Specialty Stores Corporation, a retail women's apparel chain.

------------------------

(1) Mr. Teitelbaum and Mr. Gross are brothers-in-law.

                               EXECUTIVE OFFICERS

    The executive officers of the Company who are not also directors are set forth below:

NAME AND AGE                                              PRINCIPAL OCCUPATION AND BACKGROUND
------------------------------------  ---------------------------------------------------------------------------

Barbara Bachman ....................  Ms. Barbara Bachman has been the Company's Vice President of Store
Age: 48                                Operations since December 1994. From 1982 to 1994, Ms. Bachman served as
                                       Vice President of Stores Operations with Contempo Casuals. She previously held various other positions with Contempo Casuals, including Regional
                                       Director of Stores from 1979 to 1982, District Manager from 1977 to 1979, and Store Manager from 1976 to 1977.

Cecilia Gasgonia ...................  Ms. Cecilia Gasgonia has been the Director of Merchandise Planning since
Age: 37                                joining the Company in February 1994. She was appointed Vice President of
                                       Merchandise Planning and Distribution in June 1995. From 1987 to January
                                       1994, Ms. Gasgonia was Director of Merchandise Planning with Clothestime, a junior retail chain.

Sharon Hughes ......................  Ms. Sharon Hughes has been employed by the Company since May 1990. Since
Age: 38                                March 1994, she has served as the Vice President of Merchandising. From
                                       May 1990 to March 1994 she served as a Merchandise Manager. From 1983 to
                                       April 1990, Ms. Hughes was employed by Saturday's, a chain of clothing stores, in various capacities, the most recent of which was General
                                       Merchandise Manager.

Ann Cadier Kim .....................  Ms. Ann Cadier Kim has been employed by the Company since January 1986. In
Age: 40                                March 1994, she was appointed Vice President of Finance. Since December
                                       1993 she has served as the Company's Chief Financial Officer. From January
                                       1986 to November 1993, Ms. Cadier Kim was the Company's Controller. From
                                       September 1982 to August 1985, she was employed by Touche Ross & Co., as an audit senior. Ms. Cadier Kim is a certified public accountant.

    The Board of Directors met or took action by written consent four times in the fiscal year ended January 31, 1998. Each of the directors attended at least 75% of the Board of Directors meetings and their respective committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company has an Executive Committee consisting of Irving Teitelbaum, Kathy Bronstein and Edmond Thomas. The Executive Committee was formed in April 1990. Its primary responsibility is to oversee the execution of lease commitments made by the Company between meetings of the Board of Directors.

    The Company has an Audit Committee consisting of Gerald Randolph (Chairman), George H. Benter, Jr. and Wilfred Posluns. The Audit Committee is responsible for reviewing, as it shall deem appropriate, and recommending to the Board of Directors internal accounting and finance controls for the Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of the Company's financial statements. The Audit Committee is also responsible for recommending to the Board of Directors independent public accountants to audit the annual financial statements of the Company and scope of the audit to be undertaken by the accountants.

    The Company has no nominating committee. Nominations are proposed by the Executive Committee of the Board.

    The Company has a Compensation Committee consisting of Irving Teitelbaum, Wilfred Posluns and Stephen Gross. The Compensation Committee is responsible for establishing general compensation policies and specific compensation levels for the Company's executive officers. See "Report of the Compensation Committee on Executive Compensation."

    The Company has an Option Committee consisting of Walter F. Loeb and George
H. Benter, Jr. The Option Committee is responsible for granting stock options to executive officers and other key employees whose contributions are considered important to the long-term success of the Company pursuant to the Company's long-term incentive plans.

    During the fiscal year ended January 31, 1998, the Executive Committee met or took action by written consent eight times, the Compensation Committee met or took action by written consent one time, the Audit Committee met or took action by written consent three times and the Option Committee met or took action by written consent two times.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

    The following table sets forth the compensation (cash and non cash) for the Chief Executive Officer and the four other most highly compensated executive officers ("named executive officers") who earned in excess of $100,000 per annum during any of the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION AWARDS
                                                                              --------------------------------------
                                       ANNUAL COMPENSATION                                   SECURITIES
                      -----------------------------------------------------    RESTRICTED    UNDERLYING
      NAME AND        FISCAL                                OTHER ANNUAL         STOCK         STOCK         LTIP
 PRINCIPAL POSITION    YEAR    SALARY($)   BONUS($)      COMPENSATION($)(1)   AWARDS($)(2)   OPTIONS(#)   PAYOUTS($)
--------------------  ------   ---------   ---------     ------------------   ------------   ----------   ----------
Kathy Bronstein.....   1997     682,418    1,271,375(3)          --              59,982       120,000        --
  Vice Chairman and    1996     633,171      917,560(4)          --              42,303         --           --
  Chief Executive      1995     433,135      348,180(5)          --              20,680         --           --
    Officer

Edmond Thomas.......   1997     563,627      726,500(3)          --              49,806       120,000        --
  President and        1996     566,853      524,320(4)          --              37,010         --           --
    Chief
  Operating Officer    1995     362,272      198,960(5)          --              18,800         --           --

Sharon Hughes.......   1997     181,730       90,813(3)          --              17,614        10,000        --
  Vice President of    1996     138,768       20,000(4)          --               9,700         --           --
    Merchandising      1995     127,610       --                 --               5,170         --           --

Barbara Bachman.....   1997     176,423       40,000(3)          --              16,381        10,000        --
  Vice President       1996     166,211       20,000(4)          --              12,276         --           --
                       1995     152,654        5,000             --               6,204         --           --
 of Store Operations

Ann Cadier Kim......   1997     150,000       30,000(3)          --              13,210        10,000        --
  Vice President of    1996     140,951       20,000(4)          --               9,881         --           --
  Finance              1995     109,389       10,000             --               5,266        10,000        --


      NAME AND           ALL OTHER
 PRINCIPAL POSITION   COMPENSATION($)
--------------------  ---------------
Kathy Bronstein.....      222,555(6)
  Vice Chairman and       --
  Chief Executive         --
    Officer
Edmond Thomas.......       49,062(6)
  President and           --
    Chief
  Operating Officer       --
Sharon Hughes.......      --
  Vice President of       --
    Merchandising         --
Barbara Bachman.....      --
  Vice President          --
                          --
 of Store Operations
Ann Cadier Kim......      --
  Vice President of       --
  Finance                 --

------------------------------

(1) While the named executive officers enjoy certain perquisites, for fiscal years 1995, 1996 and 1997 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.

(2) The Company has a stock bonus plan whereby certain employees of the Company receive Class A Common Stock in proportion to their salary. The amount of the award is also dependent on the Company's earnings before tax and the stock price on the date of grant. The bonus shares vest at a rate of 33.33% per year on each anniversary of the grant date, and a participant's right to non issued shares is subject to forfeiture if the participant's employment is terminated. Dividends are not paid on stock grant awards until such time as the stock is vested and issued to the executive. Shares granted under the plan held by executives at January 31, 1998 are as follows: Ms. Bronstein--6,865; Mr. Thomas--7,429; Ms. Hughes--3,566; Ms. Bachman--1,986;
    and Ms. Cadier Kim--3,030. The aggregate market value at January 31, 1998 of these shares is as follows: Ms. Bronstein--$210,241; Mr. Thomas--$227,513; Ms. Hughes--$109,209; Ms. Bachman-- $60,821; and Ms. Cadier Kim--$92,794.

(3) Bonus amounts earned in fiscal 1997 were paid to the executives in fiscal 1998.

(4) Bonus amounts earned in fiscal 1996 were paid to the executives in fiscal 1997.

(5) Bonus amounts earned in fiscal 1995 were paid to the executives in fiscal 1996.

(6) Amount represents pay in lieu of vacation for fiscal 1997 and prior fiscal years back to original date of hire for Ms. Bronstein, fiscal 1985, and for Mr. Thomas, fiscal 1992.

OPTION GRANTS

    The following table sets forth information regarding options granted in 1997 to each of the named executive officers pursuant to the Company's 1996 Long-Term Incentive Plan.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                      NUMBER OF    PERCENTAGE OF                               VALUE AT ASSUMED ANNUAL
                                     SECURITIES    TOTAL OPTIONS                                 RATES OF STOCK PRICE
                                     UNDERLYING     GRANTED TO                                 APPRECIATION FOR OPTION
                                       OPTIONS     EMPLOYEES IN     EXERCISE OR                        TERM(2)
                                       GRANTED      FISCAL YEAR    BASE PRICE ($  EXPIRATION   ------------------------
NAME                                 (SHARES)(1)       1997         PER SHARE)       DATE         5%($)        10%($)
-----------------------------------  -----------  ---------------  -------------  -----------  ------------  ----------

Kathy Bronstein....................     120,000            20%            20.0       8/20/07     1,509,348    3,824,976

Edmond Thomas......................     120,000            20%            20.0       8/20/07     1,509,348    3,824,976

Sharon Hughes......................      10,000             2%            20.0       8/20/07       125,779      318,748

Barbara Bachman....................      10,000             2%            20.0       8/20/07       125,779      318,748

Ann Cadier Kim.....................      10,000             2%            20.0       8/20/07       125,779      318,748

------------------------

(1) The options granted to Ms. Bronstein and Mr. Thomas vest at the rate of 33 1/3% per year beginning in August 1999. The options granted to Ms. Hughes, Ms. Bachman and Ms. Cadier Kim vest at the rate of 20% per year for the next five years.

(2) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

OPTION EXERCISE AND FISCAL YEAR-END VALUES

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                     AND OPTION VALUES AT JANUARY 31, 1998

                                                                      NUMBER OF
                                                                SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS AT    "IN-THE-MONEY" OPTIONS AT
                                     SHARES                      JANUARY 31, 1998(#)       JANUARY 31, 1998($)(1)
                                   ACQUIRED ON      VALUE     --------------------------  -------------------------
NAME                               EXERCISE(#)   REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
--------------------------------  -------------  -----------  -----------  -------------  ----------  -------------

Kathy Bronstein.................       --            --           40,000        200,000    1,060,000     3,395,000

Edmond Thomas...................       --            --           40,000        200,000    1,060,000     3,395,000

Sharon Hughes...................        2,000        51,750          500         14,000       13,250       212,250

Barbara Bachman.................       --            --            6,000         14,000      155,250       209,750

Ann Cadier Kim..................        3,000        71,500        2,000         20,000       45,250       348,000

------------------------

(1) Represents the market value of shares underlying "in-the-money" options on January 31, 1998 less the option exercise price. Options are "in-the-money" at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option.

RETIREMENT PLAN

    Irving Teitelbaum, Kathy Bronstein and Edmond Thomas are participants in The Wet Seal, Inc. Supplemental Executive Retirement Plan ("SERP"), an unfunded, nonqualified retirement plan. According to the terms of the SERP, a participant's "Annual Accrued Benefit" shall be $250,000 which may be increased upward, if applicable, based on the "Pre-Tax Profit Percentage" (as defined in the SERP) for the three full fiscal years of the Company preceding the date the participant's service with the Company is terminated, as follows:

                                                                            ANNUAL ACCRUED
3-YEAR AVERAGE PRE-TAX PROFIT PERCENTAGE                                        BENEFIT
-----------------------------------------------------------------------  ---------------------
if 4.25% or greater but less than 4.75%................................       $   300,000
if 4.75% or greater but less than 5.25%................................       $   350,000
if 5.25% or greater but less than 5.75%................................       $   400,000
if 5.75% or greater but less than 7.00%................................       $   450,000
if 7.00% or greater....................................................       $   500,000

    A participant is entitled to receive benefits under the SERP upon his or her Normal Retirement Date (the first day of the month following the date the participant's service with the Company as an officer or executive has terminated, and which occurs at or after the date the participant has attained
22.5 years of service with the Company). A participant may receive an early retirement benefit equal to his or her Annual Accrued Benefit reduced by 1/2 of 1% per month for the number of months his or her retirement precedes his or her Normal Retirement Date. The normal form of benefit is a straight life annuity, ending in the month in which the participant dies. The Annual Accrued Benefit is payable in 12 equal monthly installments a year. The participant may choose to receive the benefit in the form of a 50% joint and survivor annuity. Benefits under the SERP are forfeitable upon a termination of employment for Cause (as defined in the SERP). Benefits under the SERP are provided by the Company on a noncontributory basis.

DIRECTOR COMPENSATION

    All directors who are not directly affiliated with the Company as well as one director who is affiliated receive a fee of $5,000 for each board meeting attended, with a minimum yearly fee of $20,000. All directors are reimbursed for expenses connected with attendance at the meetings of the Board of Directors. An additional fee of $1,000 is paid to non-employee directors for each Audit committee meeting attended.

    All directors who are not directly affiliated with the Company as well as one director who is affiliated were granted stock options of 5,000 shares each in fiscal 1997 pursuant to the Company's 1996 Long-Term Incentive Plan. The options vest at the rate of 20% per year for the next five years.

    All directors, except one, who are not directly affiliated with the Company as well as one director who is affiliated were granted stock options of 10,000 shares each in fiscal 1994 pursuant to the Company's 1994 Long-Term Incentive Plan. One independent director was granted 15,000 options in fiscal 1996. The options vest at the rate of 20% per year for the next five years.

EMPLOYMENT AGREEMENTS

    KATHY BRONSTEIN

    Kathy Bronstein has served as the Chief Executive Officer of the Company since March 1992. On December 30, 1988, in her former position of Executive Vice President and General Merchandise Manager, Ms. Bronstein entered into an employment agreement with the Company. Under this agreement, as amended, Ms. Bronstein is entitled to a base salary of $550,000 per annum, adjusted annually by 0.5% ( 1/2 of 1%) of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Ms. Bronstein is eligible to receive on her holdings of the Company's capital stock referable to the same fiscal year. This adjustment is not cumulative and is in lieu of any salary review or cost of living adjustments. Ms. Bronstein also receives an incentive bonus of 3.5% of the pre-tax profits of the Company (as defined in the agreement) for each fiscal year.

    In January 1995, Ms. Bronstein's employment agreement was amended to provide automatic extensions to the term of her employment agreement as well as termination benefits upon the occurrence of certain trigger events. In the event of a trigger event, the employment agreement is terminated and Ms. Bronstein is entitled to receive an immediate payment approximately equal to three years of Ms. Bronstein's current base salary and bonus during the last three fiscal years. Trigger events include a "change in control" AND either (i) Ms. Bronstein's election to resign within 90 days of a material change in Ms. Bronstein's rights and duties or (ii) Ms. Bronstein's termination by the Company without cause. A "change in control" means (i) the disposition or conversion by a Class B stockholder (other than Ms. Bronstein) of a majority of that stockholder's Class B shares or (ii) the acquisition of more than 50% of the voting power in a Class B stockholder or the ability to control the disposition or voting of a Class B stockholder's shares AND a majority of the Board of Directors of the Company ceases to be those in office two years prior to the change in control ("Continuing Directors") or those elected by a majority of other Continuing Directors. In addition, upon a change in control (regardless of the termination of the employment agreement), Ms. Bronstein's stock options become immediately exercisable. In the event that the total payments made to Ms. Bronstein upon the occurrence of a trigger event result in "excess parachute payments" under the Internal Revenue Code of 1986, as amended, the Company would be obligated to pay the excise tax due on such amount and any income tax obligations arising from reimbursement of any such excise taxes.

    Ms. Bronstein's agreement expires on January 30, 2003. The agreement automatically extends for an additional year on the first day of each fiscal year for up to five years. These automatic extensions may be terminated by either party at any time upon prior written notice. She has agreed not to compete with the

Company during the term of her employment and for a period of two (2) years thereafter. She is provided with a car by the Company.

    The Company has obtained "key man" life insurance in the amount of $5.0 million payable to the Company in the event of Ms. Bronstein's death while employed by the Company.

    EDMOND THOMAS

    Edmond Thomas has served as the Company's President and Chief Operating Officer since March 17, 1994. On June 22, 1992, in his former position of Executive Vice President and Chief Operating Officer, he entered into an employment agreement with the Company. Under this agreement, as amended, Mr. Thomas is entitled to a base salary of $500,000 per annum plus an annual adjustment of .25% ( 1/4 of 1%) of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Mr. Thomas is eligible to receive on his holdings of the Company's capital stock referable to the same fiscal year. This adjustment is non cumulative and is in lieu of any salary review or cost of living adjustments. Mr. Thomas also receives an incentive bonus of 2% of the pre-tax profits of the Company (as defined in the agreement) for each fiscal year.

    In January 1995, Mr. Thomas' employment agreement was amended to provide automatic extensions to the term of his employment agreement as well as termination benefits upon the occurrence of certain trigger events. In the event of a trigger event, the employment agreement is terminated and Mr. Thomas is entitled to receive an immediate payment approximately equal to three years of Mr. Thomas' current base salary and bonus during the last three fiscal years. Trigger events include a "change in control" AND either (i) Mr. Thomas' election to resign within 90 days of a material change in Mr. Thomas' rights and duties or (ii) Mr. Thomas' termination by the Company without cause. A "change in control" means (i) the disposition or conversion by a Class B stockholder (other than Ms. Bronstein) of a majority of that stockholder's Class B shares or (ii) the acquisition of more than 50% of the voting power in a Class B stockholder or the ability to control the disposition or voting of a Class B stockholder's shares ANDa majority of the Board of Directors of the Company ceases to be those in office two years prior to the change in control ("Continuing Directors") or those elected by a majority of other Continuing Directors. In addition, upon a change in control (regardless of the termination of the employment agreement), Mr. Thomas' stock options become immediately exercisable. In the event that the total payments made to Mr. Thomas upon the occurrence of a trigger event result in "excess parachute payments" under the Internal Revenue Code of 1986, as amended, the Company would be obligated to pay the excise tax due on such amount and any income tax obligations arising from reimbursement of any such excise taxes.

    Mr. Thomas' agreement expires on January 30, 2003. The agreement automatically extends for an additional year on the first day of each fiscal year for up to five years. These automatic extensions may be terminated by either party at any time upon prior written notice. He has agreed not to compete with the Company during the term of his employment and for a period of two (2) years thereafter. He is provided with a car by the Company.

    The Company has obtained "key man" life insurance in the amount of $5.0 million payable to the Company in the event of Mr. Thomas' death while employed by the Company.

                             BUSINESS RELATIONSHIPS

MANAGEMENT SERVICES

    In each of the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, a fee of $250,000 was paid to First Canada Management, Inc., a company controlled by Irving Teitelbaum, for the services of Irving Teitelbaum, Chairman of the Board of the Company, and Stephen Gross, Corporate Secretary of the Company, respectively.

    First Canada Management, Inc. was granted stock options of 200,000 shares in fiscal 1997 pursuant to the Company's 1996 Long-Term Incentive Plan. The options vest at the rate of 20% per year for the next five years.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Irving Teitelbaum, Wilfred Posluns and Stephen Gross serve as members of the Compensation Committee. Mr. Teitelbaum also serves as Chairman of the Board of the Company and Mr. Gross also serves as the Secretary of the Company.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The primary duties of the Compensation Committee include: (i) reviewing the compensation levels of the Company's primary executive officers and certain other members of senior management, (ii) consulting with and making recommendations to the Company's Option Committee regarding the Company's overall policy of granting options and awards under the Company's long-term incentive plans, (iii) monitoring the performance of senior management, and (iv) related matters. A decision to employ any person with an annual compensation of $150,000 or more (or any increase in annual compensation to $150,000 or more) must be approved by the Compensation Committee. The Compensation Committee is comprised entirely of non-employee Directors.

COMPENSATION PHILOSOPHY

    The Company's executive compensation programs are based upon the recognition that The Wet Seal, Inc. competes in a creative industry in which it is critical to stay current with rapidly changing trends and styles. Competition is intense for talented executives who can successfully guide a company in this type of competitive environment. Therefore, the Company's compensation programs are designed to provide total compensation packages that will both attract talented individuals to the Company as well as provide rewards based upon the Company's long-term success.

    With these principles in mind, the Compensation Committee has set forth the following guidelines:

        1. Provide base salaries which are competitive in the retail clothing industry to attract and retain talented individuals;

        2. Provide annual bonuses that are tied to the Company's short-term performance to align the interests of the Company's executives with those of its stockholders; and

        3. Provide long-term incentive benefits which will reward long-term commitment to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

    Base salaries for executive officers are established with a view to the responsibilities of the position and the experience of the individual. Salary levels are also fixed with reference to comparable companies in retail and related trades. The salaries of key executive officers and the incentive plans in which they participate are reviewed annually by the Compensation Committee in light of the Committee's assessment of individual performance, contribution to the Company and level of responsibility.

    The Chief Executive Officer (the "CEO") and the President and Chief Operating Officer are eligible pursuant to their employment agreements to receive annual cash bonuses of 3.5% and 2%, respectively, of the Company's pre-tax profit. The Compensation Committee believes that tying annual cash bonuses to the Company's profitability aligns the interests of management with stockholders and encourages intensive efforts to attain and increase profitability. The CEO and the President and Chief Operating Officer of the

Company earned cash bonuses in fiscal 1997 in the amounts of $1,271,375 and $726,500, respectively, which were paid in fiscal 1998.

    The Company also maintains an employee stock bonus plan in which the top executives of the Company are eligible to participate. Awards under this plan to executives are calculated by multiplying the Company's fiscal year-end pre-tax profit as a percentage of sales by the executive's base salary and dividing such amount by the price of the Company's Class A Common Stock as of the end of the fiscal year. Grants under the stock bonus plan vest over a period of three years.

    Stock options are granted to executive officers and other key employees whose contributions are considered important to the long-term success of the Company pursuant to the Company's long-term incentive plans. Stock options have historically been granted by the Option Committee on a case-by-case basis based upon the Board's evaluation of an individual's past contributions and potential future contributions to the Company. In granting stock options, the Option Committee takes into consideration the anticipated long-term contributions of an individual to the potential growth and success of the Company, as well as the number of options previously granted to the individual.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Since March 1992, Kathy Bronstein has served as CEO of the Company. Ms. Bronstein received a base salary of $375,000 in fiscal 1995. In December 1995, Ms. Bronstein's employment agreement was amended to increase her base salary to $550,000. The Compensation Committee deemed this increase appropriate in light of the Company's recent performance and the successful acquisition of the Contempo Casuals chain, which substantially increased the size of the Company. As the Company continues to adapt to a changed environment in the women's retail apparel industry, the Compensation Committee believes that Ms. Bronstein's experience and capabilities will be critical in enabling the Company to remain competitive and profitable. Ms. Bronstein is eligible to receive a non-cumulative annual adjustment (in lieu of a cost of living adjustment) to her base salary of 0.5% of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Ms. Bronstein is eligible to receive on her holdings of Company common stock for the same fiscal year. Ms. Bronstein received such an adjustment in fiscal 1997. See "Executive Compensation and Other Information-- Employment Agreements." Ms. Bronstein is also eligible to receive an annual cash bonus pursuant to her employment agreement of 3.5% of the pre-tax profits of the Company for each fiscal year. Under this formula, Ms. Bronstein earned a cash bonus in fiscal 1997 in the amount of $1,271,375, which was paid in fiscal 1998.

                                          The Compensation Committee
                                          Irving Teitelbaum
                                          Wilfred Posluns
                                          Stephen Gross

                         STOCK PRICE PERFORMANCE GRAPH

    The Performance Graph compares the cumulative stockholder return on the Company's common stock with the return on the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. The Performance Graph assumes $100 invested on January 29, 1993 in the stock of The Wet Seal, Inc., the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. It also assumes that all dividends are reinvested.

                               PERFORMANCE GRAPH
                         FOR THE WET SEAL COMMON STOCK

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           THE WET SEAL, INC.   NASDAQ STOCK MARKET (US)   NASDAQ RETAIL TRADE STOCKS
1/29/93*                 $100                        $100                        $100
1/28/94*                   46                         114                         106
1/27/95*                   57                         110                          95
2/2/96*                   105                         157                         107
1/31/97*                  288                         203                         131
1/30/98*                  438                         240                         154

                                       JANUARY 29,      JANUARY 28,      JANUARY 27,      FEBRUARY 2,      JANUARY 31,
                                          1993*            1994*            1995*            1996*            1997*
                                     ---------------  ---------------  ---------------  ---------------  ---------------
The Wet Seal, Inc..................           100               46               57              105              288
Nasdaq Stock Market (US)...........           100              114              110              157              203
Nasdaq Retail Trade Stocks.........           100              106               95              107              131

                                       JANUARY 30,
                                          1998*
                                     ---------------
The Wet Seal, Inc..................           438
Nasdaq Stock Market (US)...........           240
Nasdaq Retail Trade Stocks.........           154

------------------------

*   Date closest to the Company's fiscal year end.

    The historical stock performance shown on the graph is not necessarily indicative of future price performance.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 24, 1998, for (i) each person known to the Company to have beneficial ownership of more than 5% of each class of the Company's capital stock; (ii) each of the Company's directors;
(iii) each of the Company's executive officers designated in the Summary Compensation Table; and (iv) all directors and officers of the Company as a group.

                                                          %                         %
                                                     BENEFICIAL                BENEFICIAL    % BENEFICIAL    PERCENT OF
                                         NUMBER OF    OWNERSHIP    NUMBER OF    OWNERSHIP    OWNERSHIP OF    VOTE OF ALL
                                         SHARES OF    OF SHARES    SHARES OF    OF SHARES   ALL CLASSES OF   CLASSES OF
NAME                                      CLASS A    OF CLASS A     CLASS B    OF CLASS B        STOCK          STOCK
--------------------------------------  -----------  -----------  -----------  -----------  ---------------  -----------
Los Angeles Express Fashions, Inc.
  (Suzy Shier Equities, Inc.
  Subsidiary) (1).....................      --           --        1,300,000        44.6%           9.6%          15.8%
  1604 St. Regis Blvd. Dorval, Quebec,
  Canada H9P1H6
3254127 Canada, Inc. (GTHI Subsidiary)
  (1).................................      --           --          815,573        28.0%           6.0%           9.9%
  1604 St. Regis Blvd. Dorval, Quebec,
  Canada H9P1H6
Suzy Shier Equities, Inc. (Suzy Shier
  Ltd. Subsidiary) (1)................      --           --          175,000         6.0%           1.3%           2.1%
  1604 St. Regis Blvd. Dorval, Quebec,
  Canada H9P1H6
La Senza, Inc. (Suzy Shier Ltd.
  Subsidiary) (1).....................      --           --          155,000         5.3%           1.1%           1.9%
  1604 St. Regis Blvd. Dorval, Quebec,
  Canada H9P1H6
Kathy Bronstein (2)...................      81,636        *          467,092        16.0%           4.0%           6.2%
Ed Thomas (3).........................      84,143        *           --           --              *              *
Sharon Hughes (4).....................       4,937        *           --           --              *              *
Barbara Bachman (4)...................       2,000        *           --           --              *              *
Ann Cadier Kim (4)....................       4,769        *           --           --              *              *
George Benter (4).....................       7,500        *           --           --              *              *
Walter F. Loeb (4)....................       7,400        *           --           --              *              *
Wilfred Posluns (4)...................       3,000        *           --           --              *              *
Gerald Randolph (4)...................      --            *           --           --              *              *
Alan Siegel (4).......................       1,000        *           --           --              *              *
Craig Drill Capital, L.P. (5).........   1,563,800        14.7%       --           --              11.5%           9.5%
  Park Avenue Plaza New York, New York
  10055
Scudder Kemper Investments, Inc. (6)..     691,900         6.5%       --           --               5.1%           4.2%
  345 Park Avenue New York, New York
  10154
Delaware Management Holdings, Inc.
  (7).................................     663,400         6.2%       --           --               4.9%           4.0%
  2005 Market St. Philadelphia,
  Pennsylvania 19103..................
All directors and officers as a group
  (13 individuals)....................     201,385         1.9%    2,912,665       100.0%          22.9%          36.5%

------------------------------

*   Less than 1%

(1) Los Angeles Express Fashions, Inc., 3254127 Canada, Inc., Suzy Shier Equities, Inc. and La Senza, Inc. are directly or indirectly controlled by Irving Teitelbaum, Chairman of the Board, and Stephen Gross, Secretary and a director of the Company. These stockholders beneficially own shares which in the aggregate represent approximately 29.7% of the total voting power with respect to the Company.

(2) Ms. Bronstein has sole voting and dispositive power with respect to all of the stated holdings of Class A and Class B Common Stock. Shares held include options representing the immediate right to purchase 80,000 shares of Class A Common Stock. Ms. Bronstein also holds options to purchase an additional 160,000 shares of Class A Common Stock which become exercisable over the next four years.

(3) Mr. Thomas has sole voting and dispositive power with respect to all of the stated holdings of Class A Common Stock. Shares held include options representing the immediate right to purchase 80,000 shares of Class A Common Stock. Mr. Thomas also holds options to purchase an additional 160,000 shares of Class A Common Stock which become exercisable over the next four years.

(4) Shares held include options representing the immediate right to purchase the following shares of Class A Common Stock: Ms. Hughes--2,500; Ms. Bachman--2,000; Ms. Cadier Kim--4,000; Messrs. Benter and Loeb--6,000 each; Mr. Posluns--3,000; and Mr. Siegel--1,000.

(5) As reported in a Schedule 13D dated February 12, 1996, Craig Drill Capital, L.P. has sole voting and dispositive power with respect to 1,563,800 shares of the Class A Common Stock of the Company. Mr. Craig A. Drill is sole general partner of Craig Drill Capital, L.P.

(6) As reported in a Schedule 13G dated February 12, 1998, Scudder Kemper Investments, Inc. ("Scudder") beneficially owns 691,900 shares of the Class A Common Stock of the Company. Scudder has sole voting power with respect to 354,400 shares and sole dispositive power with respect to 512,400 shares. Scudder has shared voting power with respect to 228,700 shares and shared dispositive power with respect to 179,500 shares.

(7) As reported in a Schedule 13G dated February 3, 1997, Delaware Management Holdings, Inc. ("DMHI") is the parent holding company of Delaware Management Company, Inc. ("DMCI"). DMHI has sole voting power with respect to 17,850 shares and sole dispositive power with respect to 663,400 shares.

                              ELECTION OF AUDITORS

    The Board of Directors, after consideration of the recommendation of the Audit Committee, has nominated the independent public accounting firm of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 1998. Stockholders will be asked to ratify the nomination of the Board of Directors. Deloitte & Touche LLP has served as the Company's auditors since fiscal 1989. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to make a statement if they desire and are expected to respond to appropriate inquiries from the stockholders. Although ratification of the auditors by stockholders is not legally required, the Company's Board of Directors believes such ratification to be in the best interest of the Company.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than 10% of the Company's securities with the Securities and Exchange Commission and Nasdaq. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to the Company, the Company believes that during fiscal 1997, all filing requirements were satisfied by the Company's officers, directors and ten percent (10%) stockholders, except as set forth below.

    Each of the nominees for director listed under "Election of Directors" and each of the officers listed under "Executive Officers" did not file the required Form 5 on a timely basis in connection with a grant of options during fiscal 1997.

                                 OTHER MATTERS

    The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of Proxy or their substitutes will vote in their discretion on such matters.

    The cost of this solicitation or proxies will be borne by the Company. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and materials to their principals and, upon request, the Company will reimburse them for their expenses in so doing.

                     STOCKHOLDER PROPOSALS FOR PRESENTATION
                             AT 1999 ANNUAL MEETING

    If a Stockholder of the Company wishes to present a proposal for consideration at the next Annual Meeting of Stockholders, the proposal must be received at the executive offices of the Company no later than January 8, 1999, to be considered for inclusion in the Company's Proxy Statement and form of Proxy for that Annual Meeting.

                Please Detach and Mail in the Envelope Provided

PROXY            THE WET SEAL, INC. PROXY 1998 ANNUAL MEETING      PROXY

               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING JUNE 9, 1998

   The undersigned, a stockholder of The Wet Seal, Inc., a Delaware corporation, appoints Kathy Bronstein and Edmond Thomas, or either of them, his true and lawful agents and proxies, each with full power of substitution, to vote all shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626 on June 9, 1998, at 10:00 a.m., and any adjournment thereof, with respect to the following matters which are more fully explained in the Proxy Statement of the Company dated May 8, 1998, receipt of which is acknowledged by the undersigned:


                               NEW ADDRESS:
Check here for   / /                       -----------------------
address change                             -----------------------
                                           -----------------------
                                           -----------------------
                                           (Continued and to be signed
                                           and dated on reverse side)
                                                      do not print in this area

                Please Detach and Mail in the Envelope Provided

/X/ Please mark your
    votes as in this
    example.


                  For all    Withhold   NOMINEES:
1. Election of   nominees   authority   George H. Benter, Jr.,
   Directors       / /         / /      Kathy Bronstein,
                                        Stephen Gross, Walter
                                        F. Loeb, Wilfred
                                        Posluns, Gerald
                                        Randolph, Alan Siegel,
                                        Irving Teitelbaum,
                                        Edmond Thomas

Instruction: To withhold
authority to vote for any
individual nominee, write that
nominees name on the space
provided below.

------------------------------------


2. Ratification of the selection by the Board of      FOR AGAINST ABSTAIN
   Directors of Deloitte & Touche LLP as Independent  / /   / /     / /
   Auditors for the Company for the year ending
   January 30, 1999.

3. Such other matters as may properly come before    / /   / /     / /
   the Annual Meeting. The Board of Directors at present knows of no other matters to be brought before the Annual Meeting.


shareholder name & address

do not print in this area


Signature(S)                                   Date
            ----------------------------------      ----------------

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This proxy will be voted in accordance with the instructions given. If no direction is made, the shares represented by this proxy will be voted FOR proposals 1 and 2 and will be voted in accordance with the discretion of the proxies upon all other matters which may come before the Annual Meeting. important: please vote, date, sign and return the proxy card promptly using the enclosed postage-paid envelope.